Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-158937
and 333-158937-01

The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be changed. We may not sell these notes until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell nor a solicitation of an offer to buy these notes in any state where the offer or sale is not permitted.

GE Dealer Floorplan Master Note Trust
Issuing Entity

General Electric Capital Corporation
Master Servicer

CDF Funding, Inc. Depositor	GE Commercial Distribution Finance Corporation Sponsor

$750,000,000 Series 2012-1 Class A Asset Backed Notes

__________________________________________

Supplement, dated February 14, 2012 (subject to completion)

to

Preliminary Prospectus Supplement, dated February 13, 2012 (subject to completion)

to

Prospectus, dated February 13, 2012

__________________________________________

This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated February 13, 2012, and the Prospectus, dated February 13, 2012.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved these notes or determined that the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The Preliminary Prospectus Supplement referenced above is hereby modified and supplemented as described in this supplement. References to page numbers are to the page numbers in the Preliminary Prospectus Supplement referenced above.

Front Cover Page:

•	The table on the top of the front cover page is modified to read:

$750,000,000 Series 2012-1 Class A Asset Backed Notes(1) (2)

Class A Notes
Principal amount	$750,000,000
Interest rate	One-month LIBOR plus [ ]% per year(3)
Interest payment dates	Monthly on the 20th, beginning March 20, 2012
Expected principal payment date	February 2015 payment date
Final maturity date	February 2017 payment date
Price to public	$750,000,000 (or 100%)
Underwriting discount	$[ ] (or [ ]%)
Proceeds to issuing entity	$[ ] (or [ ]%)

(1)	The issuing entity is also issuing Class B notes in the amount of $15,789,500, Class C notes in the amount of $23,684,000 and a Class D certificate in the amount of $39,475,000. The Class B notes, the Class C notes and the Class D certificate are not offered by this prospectus supplement and the accompanying prospectus and will initially be purchased by the depositor or an affiliate of the depositor.
(2)	The issuing entity may offer and sell Class A notes having an aggregate initial principal amount that is either greater or less than the amount shown above. In that event, the initial principal amount of the Class B notes and the Class C notes and the principal overcollateralization amount represented by the Class D certificate will be proportionally increased or decreased.
(3)	Further disclosure of how one-month LIBOR is determined is included on page S-8 under “Structural Summary—Interest on the Notes.”

Summary of Terms:

•	The Initial Collateral Amount under “Summary of Terms” on page S-1 is modified to read: $828,948,500.
•	The column titled “Amount” in the table under “Summary of Terms” on page S-2 is modified to read:
Note	Amount (subject to increase or decrease)
Class A notes	$750,000,000
Class B notes(1)	$15,789,500
Class C notes(1)	$23,684,000
Class D certificate(1)(2)	$39,475,000
Initial collateral amount	$828,948,500

(1)	The Class B notes, the Class C notes and the Class D certificate are not offered hereby.
(2)	The Class D certificate issued under the trust agreement and the trust agreement supplement represents the principal overcollateralization amount and the right to receive distributions of yield thereon as described in this prospectus supplement.

Offered Notes:

•	The principal amount in the first row of the table under “Offered Notes” on page S-3 is modified to read: $750,000,000.
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Underwriting:

•	The total amount in the table following the first paragraph under “Underwriting” on page S-48 is modified to read: $750,000,000.

Glossary of Terms for Prospectus Supplement:

•	The definitions of “Class B Note Initial Principal Balance” and “Class C Note Initial Principal Balance” on page S-51 are modified to read as follows:

“Class B Note Initial Principal Balance” means $15,789,500.

“Class C Note Initial Principal Balance” means $23,684,000.

Back Cover Page:

•	The total principal amount of the Class A Notes indicated on the back cover page is modified to read: $750,000,000.

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